Exhibit 15.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 30, 2022

Petróleo Brasileiro S.A.
Av. República do Chile 330

9th Floor – Centro

CEP 20031-170
Rio de Janeiro – RJ-Brazil

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton as set forth under the headings “Our Business–Exploration and Production–Reserves” and “Additional Information” in the Annual Report on Form 20-F of Petróleo Brasileiro S.A. – Petrobras (Petrobras) for the year ended December 31, 2021 (the Annual Report). We further consent to the inclusion of our report of third party dated February 9, 2022 (our Report), as Exhibit No. 99.1 in the Annual Report. Our Report contains our opinions regarding a comparison of estimates prepared by us with those furnished to us by Petrobras of the net proved oil, condensate, gas, and oil equivalent reserves, as of December 31, 2021, of certain properties located in Brazil in which Petrobras has represented it holds an interest.

We further consent to the references to our firm as set forth in the Registration Statement on Form F-3, Registration Nos. 333-261817 and 333-261817-01, of Petróleo Brasileiro S.A. – Petrobras and Petrobras Global Finance B.V.

Very truly yours,

/s/ DeGolyer and MacNaughton DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716